Exhibit 3.45

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:25 PM 05/16/2008
FILED 02:24 PM 05/16/2008
SRV 080559656 - 4548781 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•      First: The name of the limited liability company is Buckeye Small Loans, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 16th day of May, 2008.

By:	/s/ Heidi Bowman
Authorized Person(s)

Name:	Heidi Bowman
Typed or Printed